UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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New York Community Bancorp, Inc.

(Name of Registrant as specified in its Charter)

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102 DUFFY AVENUE, HICKSVILLE, NEW YORK 11801

Dear Fellow Shareholders:

We are writing in response to the vote recommendation against Board Member Leslie D. Dunn made by Glass Lewis in its Proxy Report of New York Community Bancorp, Inc.’s Proxy Statement for the 2023 Annual Meeting of Shareholders.

Glass Lewis indicates the reason for its recommendation of a vote AGAINST is because Ms. Dunn is the longest-tenured member of the Company’s Nominating and Corporate Governance Committee currently standing for election, noting that the Company’s current gender diverse percentage is 21.4% which is lower than the 30% gender diversity that it recommends under its 2023 Voting Policies.

In 2022, the Board added two new Board members who identify as female, and the Board of Directors has directed that the Nominating and Corporate Governance Committee seek to add qualified members who represent diverse backgrounds, including women and candidates who, among other things, are from minority communities. The Board expects that, as changes occur in its membership, the Committee will bring forward nominees representing such diverse backgrounds.

The Board also believes that it is in the best interests of the Company to maintain flexibility in its Board development so that, from time to time, it is able to add qualified members in connection with strategic transactions. In our industry it is customary to take on members of the board of an acquired institution. At the time of our Flagstar acquisition that was consummated on December 1, 2022, two of the five new Flagstar directors we appointed to our Board identify as female, thereby increasing the total number of directors identifying as female to three. As a result, out of the Board’s 14 members, five, or 35.7%, identify as female, Asian and/or African American and Asian.

Regarding Leslie Dunn, a director who identifies as female, she holds a key board leadership role as chair of the Compensation Committee. She also serves as a member of the Board’s Audit and Nominating and Corporate Governance Committees. These leadership roles are reflective of Ms. Dunn’s value to the Board and to shareholders. A vote against her is not in the best interest of shareholders and contradicts the principles underlying the Board Gender Diversity policy for which Glass Lewis advocates.

Very truly yours,

NEW YORK COMMUNITY BANCORP, INC.

By:	R. Patrick Quinn
Senior Executive Vice President,
General Counsel and Corporate Secretary